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Richmont Mines Inc.	Mountain Lake Resources Inc.

110 Avenue Principale	1450 Starr's Point Road
Rouyn-Noranda, QC	Port Williams, NS
J9X 4P2 CANADA	B0P 1T0 CANADA

Tel.: (819) 797-2465	Tel.: (902) 542-9773
Fax: (819) 797-0166	Fax: (902) 542-4442
www.richmont-mines.com	www.mountain-lake.com

NEWS RELEASE

EXCELLENT DRILLING RESULTS ON THE
VALENTINE LAKE PROPERTY

MONTREAL, April 7, 2004 - Richmont Mines Inc. and Mountain Lake Resources Inc. announce drilling results on the Valentine Lake property, located in central Newfoundland, 55 km south of the town of Buchans. Richmont Mines has an option to acquire a 70% interest in the Valentine Lake property by carrying out $2.5 million in exploration work by October 31, 2007.

During the due diligence period which ended March 31, 2004, Richmont Mines drilled six holes totalling 4,150 feet in the main zone.

2004 DRILLING RESULTS[1]
				Gold	Gold	Estimated
Drill hole	From	To	Interval	grade	grade cut	true thickness
	(feet)	(feet)	(feet)	(oz/t)	(1 oz/t)	(feet)

VL-04-86*	153.9	214.7	60.8	0.21	0.17	27.6
including	174.9	214.7	39.8	0.27	0.20	18.0
VL-04-87	275.8	437.2	161.4	0.19	0.15	40.5
including	389.3	437.2	47.9	0.29	0.26	12.2
VL-04-88*	398.8	421.8	23.0	0.92	0.56	18.9
VL-04-89	710.3	716.9	6.6	0.12	0.12	3.3
VL-04-90	413.4	421.6	8.2	0.02	0.02	6.2
VL-04-91	594.0	621.6	27.6	0.15	0.15	17.7
including	603.9	621.6	17.7	0.23	0.20	11.5

*Visible gold

______________________
1Method of analysis
The analyses were conducted at the Eastern Analytical Ltd. laboratory in Springdale, Newfoundland, by means of fire assay fusion on 30 grams of material with atomic absorption (AA) finish. The rejects from all the zones of interest were sent to the ALS Chemex laboratory in Val-d'Or, Quebec, for a second fire assay fusion with AA finish on 30 grams of material. For samples assaying greater than 0.20 oz/t Au, fire assay with gravimetric finish was used. The cutoff grade for the high values was set at 1 oz/t. The rejects from drill holes 90 and 91 are currently being analyzed at the ALS Chemex laboratory.

Richmont Mines Inc.	Mountain Lake Resources Inc.

PREVIOUS DRILLING RESULTS
				Gold	Gold	Estimated
Drill hole	From	To	Interval	grade	grade cut	true thickness
	(feet)	(feet)	(feet)	(oz/t)	(1 oz/t)	(feet)

VL-10	405.0	420.0	15.0	0.18	0.18	12.2
VL-18	115.2	125.0	9.8	0.02	0.02	7.5
VL-24	617.1	626.9	9.8	0.71	0.51	7.4
VL-25	574.6	584.5	9.8	0.04	0.04	7.5
VL-30	705.7	720.5	14.8	0.09	0.09	11.1
VL-31	535.1	566.6	31.5	0.26	0.26	23.2
VL-32	488.2	501.3	13.1	0.22	0.22	9.6
VL-33	732.7	739.3	6.6	0.13	0.13	4.8
VL-36					NSV
VL-39					NSV
VL-45	531.1	537.6	6.6	0.15	0.15	4.8
VL-47	517.9	531.0	13.1	0.12	0.12	9.6
VL-98-6	533.6	540.7	7.1	0.43	0.43	5.5
VL-98-7					NSV
VL-99-4	1 218.0	1 240.3	22.3	0.11	0.11	14.7
VL99-7	421.1	459.8	6.9	0.31	0.31	5.1
VL99-8					NSV
02VL-79	45.9	55.0	9.0	0.21	0.21	6.7
02VL-80					NSV

NSV = No significant values

The drilling confirmed the continuity of the gold structure over a thickness of more than 40 feet oriented 240° N and dipping 65° toward the northwest. This zone is located near the contact between a felsic intrusion and a sedimentation unit. The gold zone is part of an altered and sheared felsic intrusion controlled by sheared mafic dykes. The estimated true thicknesses are based on the dip of the gold mineralization encountered in:

  quartz-tourmaline veins with pyrite masses of variable thickness (1 to 12 inches) oriented at various angles with respect to the core axis;

  quartz-tourmaline cementation with disseminated pyrite in layered zones;

  disseminated pyrite in the variously sheared and altered felsic intrusion.

Richmont Mines Inc.	Mountain Lake Resources Inc.

Following these drilling results, 323 additional claims were staked, increasing the surface area of the Valentine Lake property to 17,347 hectares. The extended property covers the favourable contact containing the mineralized zone over a distance of more than 40 km.

Exploration work was interrupted by the spring thaw and a drilling program will resume in June or as soon as ground conditions permit. The next drilling program will verify the extent of the main zone, which remains open laterally and at depth. The Valentine Lake project will be Richmont Mines' main exploration target in Newfoundland.

Louis Dionne	Allen E. Sheito
President and Chief Executive Officer	President and Chief Executive Officer
Richmont Mines Inc.	Mountain Lake Resources Inc.

For more information, contact:

Richmont Mines Inc.	Mountain Lake Resources Inc.
Martin Rivard	Allen E. Sheito
Executive Vice President	President and Chief Executive Officer

Telephone: (819) 797-2465	Telephone:	(902) 542-9773
Fax: (819) 797-0166	Fax:	(902) 542-4442

Trading symbol: RIC	Trading symbol: MOA
Listings: TSX - Amex	Listing: TSX Venture

Web site: www.richmont-mines.com	Web site: www.mountain-lake.com

National Instrument 43-101

The exploration program was conducted by qualified geologist as required by National Instrument 43-101, under the supervision of Mr. Jules Riopel, M.Sc. Geo., Principal Exploration Geologist, an employee of Richmont Mines Inc.

Disclosure regarding forward-looking statements

This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-U.S. exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed in periodic reports from Richmont Mines Inc.

VALENTINE LAKE PROPERTY
LONGITUDINAL SECTION Azimut 75°

VALENTINE LAKE PROPERTY

DETAILED LONGITUDINAL SECTION

5150' W
4850' W
4550' W
-300' EL
-600' EL
VL- 86
0.20 / 18.0'
VL- 90
0,02 / 6,2'
0.18/ 12.2'
VL- 88
0.56 / 18.9'
0.43 / 5.5'
0.26 / 23.2'
VL- 87
0.26 / 12.2'
0.51 / 7.4'
VL- 91
0.20 / 11.5'
0.13 / 4.8'
0.09 / 11.1'
VL- 89
0.12 / 3.3'

2004 Drilling

Previous drilling

Gold grade oz/t cut at 1 oz/t /
Estimated true thickness in feet

April 7, 2004

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